UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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The Allstate Corporation
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May 16, 2016

Re:  Annual Meeting of Stockholders of The Allstate Corporation

Tuesday, May 24, 2016

Dear Stockholder:

The Annual Meeting of Stockholders is fast approaching. Your vote is vital - and it will not be cast unless you act.  The Board recommends that stockholders vote FOR proposals 1, 2 and 3 and AGAINST proposals 4 and 5.

Enclosed for your information is a letter to our stockholders from the Company’s independent directors explaining in more detail the Board’s recommendation on each item. We hope you find this letter informative and useful.

Please exercise your right to vote.  If you have not yet voted, please vote as soon as possible by one of the methods set forth on page 3 in Allstate’s proxy statement.  If you are an institutional holder, you may cast your vote through the Broadridge portal or by contacting your Broadridge representative.  Please note that if you have already voted, you may change or revoke your voting instructions by providing instructions again by telephone, Internet, in writing, or in person at the annual meeting.  If you have any questions regarding the voting process, you can contact Allstate’s Investor Relations department at invrel@allstate.com.

We appreciate your ownership and support. If you have already voted your shares, please accept our thanks.

Sincerely,

Susan L. Lees
Secretary

The Allstate Corporation

2775 Sanders Road, Northbrook, IL 60062

May 16, 2016

Dear Allstate Stockholder:

We are the independent members of Allstate’s Board of Directors and encourage you to vote on the proposals that will be presented at Allstate’s upcoming annual meeting on May 24. Your vote is extremely important in that it helps direct our governance and, ultimately, the return realized by shareholders.

The Board recommends that you vote on the proposals as follows:

•                  FOR election of all directors

•                  FOR the advisory vote on executive compensation (“say on pay”)

•                  FOR ratification of auditors

•                  AGAINST the stockholder proposal on an independent Board chairman

•                  AGAINST the stockholder proposal on reporting political contributions

We believe it is important for you to know the following when casting your vote.

Vote FOR election of directors

•                  Independent directors make up 90% of the Board; only one member of management is on the Board.

•                  80% of our director nominees have experience on other public boards, which brings in a wide set of experiences to our decisions. 80% of our director nominees bring the leadership experience of having served as a CEO or president and have a wide range of business expertise.

•                  We have outstanding diversity, with half of the Board bringing gender and ethnic diversity.

•                  The Board has unfettered access to management and interacted with over 100 Allstate officers in a wide variety of settings in 2015.

•                  The Board received the highest possible score on corporate governance from a major shareholder advisory firm.

•                  Total shareholder return was in the top quartile of the company’s peer group over the last five years.

Vote FOR the advisory vote on the executive compensation of the named executive officers (“say on pay”)

•                  The Compensation and Succession Committee is made up exclusively of independent directors and uses an independent consultant for compensation advice.

•                  The process to establish goals and approve payouts is tightly linked to strategic and operational priorities and is highly analytical.

•                  Actual compensation paid has been highly correlated with shareholder returns.

•                  Annual incentive compensation was 80.8% of target in 2015, reflecting lower auto insurance profitability.

•                  We made a modest change in the structure of long-term equity awards based on feedback from shareholders in 2015.

Vote FOR the ratification of auditors, Deloitte & Touche LLP

•                  The auditors are fully independent and receive minimal fees other than those from auditing financial results.

•                  Overall fees of $10.9 million are reasonable given the size, scope and complexity of operations.

The Allstate Corporation

2775 Sanders Road, Northbrook, IL 60062

•                  The Audit Committee solicited requests for information from other auditing firms in the last three years to ensure the capabilities and fees were appropriate.

Vote AGAINST the stockholder proposal on an independent Board chairman

•                  After discussions with many stockholders and careful consideration, we recommend that stockholders vote against this proposal because it would permanently, and in virtually all circumstances, unduly restrict the Board’s ability to use its judgment on how to structure the company’s leadership.

•                  Our independent directors have served on other public company boards where the roles of chair and CEO have been both split and combined and have the experience to determine the best approach for Allstate given the facts and circumstances at the time.

•                  This proposal essentially requires the Board to use a formulaic approach.

•                  The Board has actively used its experience and judgment to ensure independent and effective governance, including splitting the roles of Chairman and CEO during the transition of leadership to Thomas J. Wilson.

•                  Mr. Wilson was subsequently selected as Chairman based on his interactive relationships with significant shareholders, focus on maintaining Board independence, inclusive leadership style and successful leadership of Allstate, including as CEO.

•                  In the spirit of excellent governance, Mr. Wilson recused himself from the Board’s discussions and decision on this shareholder proposal.

•                  The Board has an active shareholder engagement process which includes assessing frequent governance feedback, determining how changes would specifically impact Allstate and summarizing its decisions in an annual letter to shareholders.

•                  To further ensure independence, we utilize a strong lead director role which has broad powers and authority, including developing meeting agendas, schedules and materials provided to the Board.

•                  The lead director is selected by the Nominating and Governance Committee which is comprised of only independent directors.

•                  The lead director selection criteria includes substantive Board experience, such as committee leadership, and an expectation of serving in the role for between three to five years.

•                  Our lead director, Judith A. Sprieser, presides at all Board meetings at which the Chairman is not present and at all executive sessions of independent directors.

•                  The lead director ensures that there is adequate discussion of topics, encourages full Board participation, and confirms that there is full clarity on decisions made by the Board.

•                  Our lead director serves as a liaison between the independent directors and the Chairman in discussing issues arising in executive session or subsequent conversations amongst the independent directors.

•                  The lead director, in conjunction with the compensation and succession committee chair, oversees the Board’s annual evaluation of the CEO over one and three year periods.

•                  Mr. Wilson is not a member of the Audit, Compensation and Succession, Nominating and Governance, or Risk and Return Committees, which are solely comprised of independent directors.

•                  The lead director is available for communication with significant shareholders on broad corporate policies and practices and participated in discussions with shareholders on governance regarding this year’s shareholder proposals.

Vote AGAINST the stockholder proposal on reporting political contributions

•                  Allstate has strong Board oversight over the company’s public policy involvement to ensure it is tightly linked to business objectives and does not present significant risks to the company.

•                  The company provides stockholders with comprehensive disclosures on Allstate’s involvement in the public policy arena (visit www.allstate.com/publicpolicyreport).

•                  Allstate fully complies with all disclosure requirements pertaining to political contributions under federal, state, and local laws, as well as internal guidelines.

•                  An almost identical proposal at the 2014 annual meeting received less than 10% support from stockholders.

Our vote recommendations are based on thoughtful analysis conducted as part of our duties to protect your interests as Allstate stockholders. Each of these issues is covered in detail in our proxy statement https://www.allstate.com/about/annual-report.aspx.

Please remember that all vote instructions, or changes to previous vote instructions, must be made by midnight Eastern Time on May 23 unless you plan on voting at the meeting.  Thank you for your time and thoughtful consideration of these issues.

Sincerely,

The Independent Directors of The Allstate Corporation

Robert Beyer	Kermit Crawford

Michael Eskew	Herbert Henkel

Siddharth (Bobby) Mehta	Jacques Perold

Andrea Redmond	John Rowe

Judith Sprieser	Mary Alice Taylor